Exhibit 99.1

TTM Technologies, Inc.	Contact: Todd Schull
714-327-3000

TTM TECHNOLOGIES, INC. ANNOUNCES DEPARTURE OF ITS COO

COSTA MESA, CA – June 25, 2013 – TTM Technologies, Inc. (Nasdaq: TTMI), a major global printed circuit board (PCB) manufacturer, today announced that Shane Whiteside, the company’s Executive Vice President and Chief Operating Officer, has resigned from the company to pursue other interests. Mr. Whiteside will remain with the company through July 5, 2013.

“I want to thank Shane for his dedicated years of service to TTM. He has led the company through tremendous change, including the acquisition of Honeywell’s Printed Circuit Group in 2003, acquisition of Tyco’s Printed Circuit Group in 2006 and acquisition of Meadville in 2010. For more than 15 years, he has been instrumental in shaping TTM and in successfully growing the company. We wish him much success as he pursues other interests,” said Mr. Kent Alder, TTM’s Chief Executive Officer.

TTM’s president, Thomas Edman, will assume Mr. Whiteside’s responsibilities.

About TTM Technologies

TTM Technologies, Inc. is a major global printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs and the backplane and sub-system assembly business. TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttmtech.com.